As filed with the Securities and Exchange Commission on August 7, 2020.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_______________________

Gulf Island Fabrication, Inc.

(Exact name of registrant as specified in its charter)

Louisiana	72-1147390
(State of incorporation)	(IRS Employer Identification No.)

16225 Park Ten Place, Suite 280, Houston, Texas	77084
(Address of principal executive offices)	(Zip Code)

Amended and Restated 2015 Stock Incentive Plan

(Full title of the plan)

__________

Richard W. Heo

President and Chief Executive Officer

Gulf Island Fabrication, Inc.

16225 Park Ten Place, Suite 280

Houston, Texas 77084

(713) 714-6100

(Name, address, and telephone number,

including area code, of agent for service)

Copy to:

Kelly C. Simoneaux

Jones Walker LLP

201 St. Charles Avenue

New Orleans, Louisiana 70170-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [  ]Accelerated filer [X]

Non-accelerated filer   [  ]Smaller reporting company [X]

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.[  ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value per share	1,500,000 shares	$3.01	$4,515,000 (3)	$587 (3)

(1)

This Registration Statement on Form S-8 relates to the Amended and Restated 2015 Stock Incentive Plan (the “2015 Plan”) of Gulf Island Fabrication, Inc. (the “Company”). An aggregate of 2,500,000 shares of the Company’s common stock, no par value per share (the “Common Stock”), have been or may be issued under the 2015 Plan. Of these 2,500,000 shares, 1,000,000 shares were previously registered under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to the Company’s Registration Statement on Form S-8 (File No. 333-204158).

(2)

Upon a future stock split, stock dividend or similar transaction involving the Common Stock during the effectiveness of this Registration Statement, the number of securities registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low price per share of the Common Stock reported on the NASDAQ Stock Market on August 3, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Gulf Island Fabrication, Inc. Amended and Restated 2015 Stock Incentive Plan in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

The following documents, which have been filed by Gulf Island Fabrication, Inc. (the “Company”) with the Commission, are incorporated herein by reference:

(a) The Company’s latest Annual Report on Form 10-K filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) All other reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

(c) The description of the Common Stock included in Item 1 of the Company’s Registration Statement on Form 8-A filed on March 27, 1997, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any information furnished pursuant to Item 2.02, Item 7.01 or Item 9.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act, or we specifically incorporate the information by reference into a filing under the Securities Act or the Exchange Act), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration

Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.Description of Securities.

Not applicable.

Item 5.Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Sections 1-850 through 1-859 of the Louisiana Business Corporation Act (the “LBCA”) provide in part that the Company may indemnify each of its current or former directors and officers (each an “indemnitee”) against liability (including judgments, settlements, penalties, fines, or reasonable expenses) incurred by the indemnitee in a proceeding to which the indemnitee is a party if the indemnitee acted in good faith and reasonably believed either (a) in the case of conduct in an official capacity, that such indemnitee’s conduct was in the best interests of the Company or (b) in all other cases, that such indemnitee’s conduct was at least not opposed to the best interests of the Company, and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe such indemnitee’s conduct was unlawful.  Additionally, the Company must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the Company against expenses incurred by the director in connection with the proceeding. The Company may also advance expenses to the indemnitee provided that the indemnitee delivers (a) a written affirmation of such indemnitee’s good faith belief that the relevant standard of conduct has been met by such indemnitee or that the proceeding involves conduct for which liability has been eliminated and (b) a written undertaking to repay any funds advanced if (i) such indemnitee is not entitled to mandatory indemnification by virtue of being wholly successful, on the merits or otherwise, in the defense of any such proceeding and (ii) it is ultimately determined that such indemnitee has not met the relevant standard of conduct.  The Company has the power to obtain and maintain insurance on behalf of any person who is or was acting for the Company, regardless of whether the Company has the legal authority to indemnify, or advance expenses to, the insured person with respect to such liability.

In accordance with Louisiana law, the Company’s Articles of Incorporation contain provisions eliminating, with respect to any cause of action arising on or before December 31, 2014, the personal liability of directors and officers to the Company and its shareholders for monetary damages for breaches of their fiduciary duties as directors or officers, except for (a) a breach of a director’s or officer’s duty of loyalty to the Company or its shareholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) dividends or stock repurchases or redemptions that are illegal under Louisiana law, and (d) any transaction from which a director or officer received an improper personal benefit.  With respect to any cause of action arising on or after January 1, 2015, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for breach of his fiduciary duty as a director or officer, except for (a) a breach of the director’s or officer’s duty of loyalty to the corporation or the shareholders; (b) an intentional infliction of harm on the corporation or the shareholders; (c) liability under Section 1-833 of the LBCA related to unlawful distributions; or (d) an intentional violation of criminal law. The Company’s Articles of Incorporation further provide that the liability of a director or an officer of the Company shall be eliminated or limited to the fullest extent permitted by law.  Additionally, the Company’s Articles of Incorporation require the Company to indemnify its directors to the fullest extent permitted by law, and permit the Company to indemnify its officers, against certain expenses and costs incurred in the defense of any claim against him or as to which he was involved solely as a witness or person required to give evidence, subject to limitations determined by the Board of Directors.

The Company’s By-laws provide that the Company may indemnify its officers and directors against liability incurred in the defense of any claim to which they were made parties by reason of being or having been officers or directors, subject to certain conditions and limitations. The Company’s By-laws also set forth procedures governing the defense and settlement of claims.

The Company entered into indemnity agreements with each of its directors and executive officers, pursuant to which the Company has agreed under certain circumstances to purchase and maintain directors’ and officers’ liability insurance. The agreements also provide that the Company will indemnify the directors and executive officers against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving a director or executive officer by reason of his position as director or executive officer that are in excess of the coverage provided by any such insurance, provided that the director or executive officer meets certain standards of conduct. Under the indemnity agreements, the Company is not required to purchase and maintain directors’ and officers’ liability insurance if it is not reasonably available or, in the reasonable judgment of the Board of Directors, there is insufficient benefit to the Company from the insurance.  If the Company does not purchase and maintain directors’ and officers’ liability insurance, it agrees to indemnify its directors and officers to the full extent of the coverage that would otherwise have been provided by a directors’ and officers’ liability insurance policy.

The Company maintains an insurance policy covering the liability of our directors and executive officers for actions taken in their official capacity. The indemnification contracts provide that, to the extent insurance is reasonably available, the Company will maintain comparable insurance coverage for each contracting party as long as he serves as an officer or director and thereafter for so long as he is subject to possible personal liability for actions taken in such capacities. The indemnification contracts also provide that if the Company does not maintain comparable insurance, the Company will hold harmless and indemnify a contracting party to the full extent of the coverage that would otherwise have been provided for his benefit.

The foregoing is only a general summary of certain aspects of Louisiana law and our governing documents dealing with indemnification of directors and officers, and does not purport to be complete.  It is qualified in its entirety by reference to the relevant provisions of the

LBCA, and our Articles of Incorporation, By-laws and form of indemnity agreement, each of which is on file with the Commission.

Item 7.Exemption From Registration Claimed.

Not applicable.

Item 8.Exhibits.

4	Specimen Common Stock Certificate, incorporated by reference to the Company’s Form S-1/A filed on March 19, 1997 (Registration No. 333-21863).
5	Opinion of Jones Walker LLP
23.1	Consent of Ernst & Young LLP
23.2	Consent of Jones Walker LLP (included in Exhibit 5)
24	Powers of Attorney (included in the signature pages of this Registration Statement)
99	Gulf Island Fabrication, Inc. Amended and Restated 2015 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed May 22, 2020)

Item 9.	Undertakings.

(a)The undersigned Company hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 7, 2020.

GULF ISLAND FABRICATION, INC.

By:	/s/ Richard W. Heo
Richard W. Heo President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Richard W. Heo and Westley S. Stockton, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on August 7, 2020.

Signature	Title

/s/ Richard W. Heo Richard W. Heo	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Westley S. Stockton Westley S. Stockton	Executive Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer)
/s/ Robert A. Wallis Robert A. Wallis	Chief Accounting Officer (Principal Accounting Officer)

/s/ Robert M. Averick Robert M. Averick	Director
/s/ Murray W. Burns Murray W. Burns	Director
/s/ William E. Chiles William E. Chiles	Director
/s/ Michael A. Flick Michael A. Flick	Chairman of the Board
/s/ Michael J. Keeffe Michael J. Keeffe	Director
/s/ Cheryl D. Richard Cheryl D. Richard	Director